Exhibit 99.
-----------

                                                  NEWS RELEASE
                                                    /FOR IMMEDIATE RELEASE/
                                                    Contact:  Robert A. Lerman
                                                    860-683-2005     Windsor, CT
                                                    OTCBB:  TDYTE
                                                    August 19, 2005

             Thermodynetics Announces Receipt of a $3 Million Order

Windsor, CT August 19, 2005 - Thermodynetics Inc. (TDYT OTCBB) reported today that its wholly owned subsidiary, Turbotec Products, Inc., received an order for approximately $3 million to provide enhanced surface stainless steel tubing for commercial boiler applications. The enhanced tubing increases the boiler's heat transfer capabilities, thereby increasing the boiler's performance.

Turbotec is interested in being a supplier to the boiler industry. Having identified an innovative supplier of technologically advanced products to this market, we offered to assist the customer in developing a line of products, thereby securing the order.

Turbotec's engineering capabilities are a key reason why many of our customers select us as the supplier of choice. By coupling our state of the art engineering services with our manufacturing capabilities, Turbotec is well positioned to serve new and existing customers. We invite new inquiries.



ABOUT THERMODYNETICS

Thermodynetics, Inc., has been engaged in the manufacture of high performance, high quality metal tubing and tubing assemblies to the heat transfer and other industries since 1972. Its Turbotec Products subsidiary is a world leader in enhanced heat transfer technology. These products are marketed in the United States, Canada and abroad in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries.

The Company's products are used in heat pumps as condensers and evaporators in heating, refrigeration, food processing and air-conditioning systems; in the biomedical field as blood or intravenous fluid heat exchangers; in heat recovery units used to heat water with waste heat from air conditioning and refrigeration systems; in ice production systems; in laser coolers, beverage dispensers, food processing systems, chillers, heat pump systems and boilers, and modules for use as components in large condensing or desuperheater systems; and are generally usable in most applications where heat transfer is required. The tubing is also used as a flexible connector in plumbing applications.